CODE OF ETHICS
                            Touchstone Advisors, Inc.

     Touchstone Advisors, Inc. ("Adviser") has determined to adopt this Code of Ethics (the "Code") as of October 3, 1994 to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-l(b)(1) under the Investment Company Act of 1940 (the "1940 Act").

I.   RULES APPLICABLE TO ACCESS PERSONS OF THE ADVISER

     A.   Definitions
          -----------

          1 An "Access Person" means any director, officer or advisory person (as defined below) of the Adviser.

          2 An "Advisory Person" means any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by an Investment Company or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Adviser who obtains information regarding the purchase or sale of securities.

          3  "Beneficiary   Ownership"  shall  be  interpreted  subject  to  the
provisions of Rule 16a-l(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

          4 "Control" shall have the same meaning as set forth in Section 2(a)(19) of the 1940 Act.

          5 "Investment Company" means a company registered as such under the 1940 Act and for which the Adviser is the investment adviser.

          6 "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

          7 "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper, such other money market instruments as may be designated by the Adviser, and shares of registered open-end investment companies.

          8 A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     B.   Avoiding Conflicts of Interest
          ------------------------------

          NO ACCESS PERSON SHALL ENTER INTO OR ENGAGE IN A SECURITY TRANSACTION OR BUSINESS ACTIVITY OR RELATIONSHIP WHICH, MAY RESULT IN ANY FINANCIAL OR OTHER CONFLICT OF INTEREST BETWEEN SUCH PERSON AND AN INVESTMENT COMPANY AND EACH SUCH PERSON SHALL AT ALL TIMES AND IN ALL MATTERS ENDEAVOR TO PLACE THE INTERESTS OF THE INVESTMENT COMPANY BEFORE HIS OR HER PERSONAL INTERESTS.

     C.   Prohibited Purchases and Sales
          ------------------------------

          NO ACCESS PERSON SHALL PURCHASE OR SELL, DIRECTLY OR INDIRECTLY, ANY SECURITY IN WHICH HE OR SHE HAS, OR BY REASON OF SUCH TRANSACTION ACQUIRES, ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP AND WHICH HE OR SHE KNOWS OR SHOULD HAVE KNOWN AT THE TIME OF SUCH PURCHASE OR SALE:

          1 IS BEING  CONSIDERED FOR PURCHASE OR SALE BY AN INVESTMENT  COMPANY;
OR

          2 IS BEING PURCHASED OR SOLD BY AN INVESTMENT COMPANY.

     D.   Exempted Transactions
          ---------------------

          The prohibition of Section I-C above shall not apply to:

          1 purchases or sales effected in any account over which such person has no direct or indirect influence or control;

          2 purchases or sales which are nonvolitional on the part of the person or the Investment Company;

          3 purchases which are part of an automatic dividend reinvestment plan;

          4 purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales or such rights so acquired; and

          5 purchases and sales which receive prior approval in writing by any designated review officer or the Treasurer, Secretary, Assistant Treasurer or Assistant Secretary of the Adviser (the "Review Officer") (a) as only remotely potentially harmful to the Investment Company because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by the Investment Company or (b) as not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Investment Company.

II.  REPORTING

     A. Coverage: Each Access Person shall file with the Review Officer confidential quarterly reports containing the information required in Section II-A (2) of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that
(i) no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question and (H) an Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 2042(a)(12) or 204-2(a)(13) of the Investment Advisers Act of 1940.

     B. Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          1 the date of the transaction, the title and the number of shares and the principal amount of each security involved;

          2 the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3 the price at which the transaction was effected; and

          4 the name of the broker, dealer or bank with or through whom the transaction was effected.

     C. Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

III. REVIEW

     In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section I-D. Before making a determination that a violation has been committed by a director, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

IV.  SANCTIONS

     If the Review Officer determines that a violation of this Code has occurred, the Adviser may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the board of directors of the Investment Company with respect to whose securities the violation occurred.

V.   MISCELLANEOUS

     A.   Access Persons
          --------------

          The Secretary or Assistant Secretary of the Adviser will identify all Access Persons who are under a duty to make reports to the Adviser and will inform such persons of such duty. Any failure by the Secretary or Assistant Secretary to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

     B.   Records
          -------

          The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 3la-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

          1 a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

          2 a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          3 a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          4 a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

     C.   Confidentiality
          ---------------

          All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential.

     D.   Interpretation of Provision
          ---------------------------

          The Board of Directors of the Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.